UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2023

INTELGENX TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-31187	87-0638336
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6420 Abrams
 St- Laurent, Quebec, Canada H4S 1Y2
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.00001 par value	IGXT	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

IntelGenx Technologies Corp. is filing this Form 8-K/A to correct a typographical error  in the Current Report on Form 8-K filed on March 24, 2023. The corrected text of Item 5.02 is set forth below.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of IntelGenx Technologies Corp. (the "Company") announced that on March 20, 2023, Dr. David Kideckel was appointed to serve as Senior Vice President, Head of Corporate Development & Strategic Alliances of IntelGenx Corp., the Company's operating subsidiary,  pursuant to the terms and conditions of a Memorandum of Agreement (the "Agreement").

From August 2021 to present, Dr. Kideckel founded Kideckel Advisory Group Inc., where he advises growth-oriented companies on business and corporate development, capital markets and overall strategic initiatives. Prior to that, from October 2018 until August 2021, Dr. Kideckel served as Managing Director, Senior Institutional Equity Research Analyst at ATB Capital Markets, where he built and grew the Life Sciences Equity Research Franchise. From September 2017 until October 2018, Dr. Kideckel led the Healthcare & Biotechnology Equity Research Franchise at Beacon Securities Limited ("Beacon"), as Director of Institutional Equity Research. Prior to joining Beacon, from August 2015 to September 2017, Dr. Kideckel was a National Medical Advisor at Alexion Pharmaceuticals, Inc. (acquired by AstraZeneca), where he led national medical affairs initiatives in rare diseases. From April 2014 to August 2015, Dr. Kideckel was Vice President, International Business Development at OtoSim Inc., where he led the company's global business development efforts, and from November 2012 to April 2014, Dr. Kideckel was Director, Business Development at Mitacs Inc. where he created strategic alliances between academic institutions and their Research and Development programs. Dr. Kideckel presently sits on the Board of Directors and serves on the Audit Committee of Pharmadrug Inc., a Canadian Company publicly traded on the Canadian Securities Exchange.

Dr. Kideckel holds a Ph.D. in Neuroscience & Statistics from the University of Toronto's Institute of Medical Science and an M.B.A. from the University of Toronto's Rotman School of Management, where he was a Canadian Institutes of Health Research Science to Business Award recipient.

Under the terms of the Agreement, Dr. Kideckel is paid an annual base salary of CAN$290,000 beginning March 20, 2023 and will receive a monthly automobile allowance of CAN$750. Dr. Kideckel is also entitled to receive 250,000 options to purchase common shares of the Company under the Company's 2022 Amended and Restated Stock Option Plan and 50,000 RSUs under the Company's Performance and Restricted Share Unit Plan. He is further entitled to receive an annual bonus of up to 35% of his base salary for meeting certain performance targets.

If Dr. Kideckel is terminated for any reason other than for Cause, then he shall: (i) receive a lump sum payment of the base salary that would have been payable for a 12 month period (the "Severance Period"), (ii) be entitled to continued participation in employee benefit plans ending on the earlier of the end of the Severance Period and receipt of equivalent plans of a subsequent employer, and (iii) receive payment of any accrued bonus (collectively the "Termination Benefits"). On the occurrence of a Change in Control, Dr. Kideckel may terminate the Agreement within a period of six months and the Company shall be required to provide Dr. Kideckel with the Termination Benefits.

The Agreement contains non-competition and non-solicitation provisions for a period of twelve months on termination of the Agreement for whatever reason whether voluntary or involuntary.

Capitalized terms used in herein, but not defined, shall have the meanings given to them in the Agreement. The foregoing summary of the Agreement does not purport to be a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company is not aware of any family relationships, by blood, marriage or adoption, between Dr. Kideckel and any director, executive officer, or nominee as a director or officer of the Company. Dr. Kideckel is not a party to any transaction with the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the United States Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1*	Memorandum of Agreement between IntelGenx Corp. and David Kideckel dated March 20, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Previously filed on March 24, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: March 24, 2023	By: /s/ Horst G. Zerbe
Dr. Horst G. Zerbe
Chief Executive Officer